Exhibit 99.3

TYME TECHNOLOGIES, INC. 2016 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

CONTINGENT NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT is made on                      (the “Date of Grant”), by and between Tyme Technologies, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”).

WHEREAS, the Company has adopted the Tyme Technologies, Inc. 2016 Stock Option Plan for Non-Employee Directors (the “Plan”); and

WHEREAS, the Company desires to grant to the Participant options under the Plan to acquire an aggregate of                  shares of common stock of the Company (“Common Stock”), on the terms set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

2. Grant of Options. The Participant is hereby granted an option (the “Option”) to purchase an aggregate of                      (                ) shares of Common Stock, pursuant to the terms of this Agreement and the provisions of the Plan. This Option is intended to constitute a nonqualified stock option.

This grant is being made subject to stockholder approval at the 2018 annual meeting of stockholders of an amendment and restatement of the Plan (the “Stockholder Approval”). If such Stockholder Approval is not obtained, then the Option shall be cancelled as of the Date of Grant.

3. Option Price. The initial exercise price per share of Common Stock subject to this Option shall be $        , subject to equitable adjustment in accordance with the Plan.

4. Conditions to Exercisability. Except as otherwise provided herein, the Option shall become exercisable according to the following schedule, provided that the Optionee is serving as a director of the Company on such dates:

Date	Number of Shares

[Notwithstanding the foregoing, (i) the Option shall become immediately vested and exercisable in the event of the Participant’s death, and (ii) if the Participant’s service on the Board terminates by reason of Retirement, Permanent Disability or Partial Disability, the Option shall become immediately vested and exercisable.]

5. Period of Option. Except as otherwise provided herein, this Option shall remain outstanding for a term of [        ] years from the Date of Grant. Upon the cessation of a Participant’s membership on the Board for any reason, vested Options granted to the Participant shall expire upon the earliest to occur of (i) [        ] years from the date of such cessation of Board membership, (ii) the tenth anniversary of the date of grant of the Option, or (iii) the [        ] anniversary of the Participant’s death, provided that the periods set forth in clauses (i) and (iii) may be extended upon Board approval. Any portion of an Option that is not vested on the Participant’s cessation of Board membership for any reason (or does not become vested by reason of such cessation of membership) shall be permanently forfeited on the date such membership ceases.

6. Exercise of Option. The exercise provisions governing this Option are contingent upon Stockholder Approval. If, and only if, Stockholder Approval is obtained, then this Option may be exercised in whole or part, to the extent then exercisable, in the following manner: the Participant shall deliver to the Company written notice specifying the number of shares of Common Stock that the Participant elects to purchase. The Participant must include with such notice full payment of the exercise price for the Common Stock being purchased pursuant to such notice. The exercise price shall be paid in full at the time of exercise. The exercise price may be paid in cash or by check; by tendering shares of Common Stock previously acquired by the Participant; or in a combination of any of the foregoing, in an amount having a combined value equal to such exercise price. The value of any Common Stock tendered pursuant to the preceding sentence shall be the Fair Market Value of such Common Stock as of the last trading day prior to the date of exercise. The Committee, in its discretion, may require that any previously-owned shares of Common Stock tendered by the Participant in payment of the exercise price have been held by the Participant for at least six months prior to such tender. Upon the delivery of shares of Common Stock acquired pursuant to the exercise of Options, the Company shall have the right to require the payment of the amount of any taxes that are required by law to be withheld with respect to such delivery. The Participant shall not be deemed to be a holder of any shares of Common Stock pursuant to exercise of this Option until the date of the issuance of a stock certificate to him or her for such shares and until such shares are paid for in full, including any applicable withholding taxes. If permitted by the Committee at the time of exercise, this Option may also be exercised pursuant to a cashless exercise program.

7. Acknowledgment. In consideration of receiving the grant of the Option, the Participant hereby acknowledges that the Option is granted in lieu of any past due compensation, and hereby waives and releases all claims, whether known or unknown, that the Participant may have against the Company arising out of or related to the Participant’s compensation as a director of the Company for periods prior to the Date of Grant.

8. Investment Representation and Legend of Certificates. The Company shall have the right to place upon the face and/or reverse side of any stock certificate or certificates evidencing the shares of Common Stock such legend as the Committee may prescribe for the purpose of preventing disposition of such shares of Common Stock in violation of the Securities Act.

9. Non Transferability. The Option shall not be transferable by Participant, other than by will, the laws of descent and distribution or pursuant to a domestic relations order, and is exercisable during the lifetime of Participant only by Participant, except as otherwise specifically provided in this Agreement or the Plan. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

10. Continued Directorship. Nothing herein shall confer upon the Participant the right to continue to serve as a director of the Company or to be entitled to any remuneration or benefits not set forth in the Agreement.

11. Clawback or Recoupment Policy. This Option, Common Stock delivered pursuant to this Option, and any gains or profits on the sale of such Common Stock shall be subject to any “clawback” or recoupment policy adopted by the Company.

12. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

13. Limitations Applicable to Section 16 Persons. The grant of the Option pursuant to this Agreement is intended to qualify for an exemption from Section 16 of the Exchange Act pursuant to Rule 16b-3(d)(1) promulgated thereunder. To the extent such exemption is not available, notwithstanding any other provision of the Plan or this Agreement, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemption. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Tyme Technologies, Inc.

By:
	Name:	Steve Hoffman
	Title:	Chief Executive Officer

By:
Name: